CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (including the Combined Proxy Statement and Prospectus and Statement of Additional Information) of Centaur Mutual Funds Trust on Form N-14 (Pre-Effective Amendment No. 1 under the Securities Act of 1933) to be filed on or about September 26, 2022 of our report dated April 29, 2022, on our audit of the financial statements of Copley Fund, Inc. as of February 28, 2022 and for such periods as referenced in our report, which was included in the Annual Report of Copley Fund, Inc. on Form N-CSR filed on May 9, 2022. We also consent to the reference to our Firm under the captions "Financial Highlights" and "Experts" in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

September 26, 2022